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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: April 30, 1997
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                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
      Diaz      Edwin                         Statement                     Enamelon, Inc.    (ENML)
----------------------------------------      (Month/Day/Year)           ----------------------------------------------------------
     (Last)     (First)     (Middle)              10/23/96               5. Relationship of Reporting         6. If Amendment, Date
     758 Route 18 North,  #102             ----------------------------       Person to Issuer                   of Original
----------------------------------------   3. IRS or Social Security        (Check all applicable)               (Month/Day/Year)
             (Street)                         Number of Reporting        ----- Director   -----   10% Owner
                                              Person (Voluntary)           X
East Brunswick   New Jersey    08816                                     ----- Officer    -----   Other (specify
--------------------------------------     ----------------------------  (give title below)             below)
      (City)      (State)      (Zip)                                      Vice President, CFO and Treasurer
                                                                          ---------------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1473 (8/92)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Options (right to buy)         7/29/97    7/29/01     Common Stock,       12,500          *            D
                                                      $.001 par value
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                              7/29/98     7/29/01     Common Stock,       12,500          *            D
                                                      $.001 par value
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*  The exercise Price shall be equal to the public offering price of the Common Stock on the effective date of the
   Form S-1 Registration Statement or if such Registration Statement is not effective by January 1, 1997,
  $8.00 per Share.
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Explanation of Responses:
                                                                                     /s/ Edwin Diaz                       10/22/96
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                         Edwin Diaz
Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (8/92)
